As filed with the Securities and Exchange Commission on March 6, 2009

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNICO, INCORPORATED

(Exact name of registrant as specified in its charter)

ARIZONA	86-0205130
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

UNICO, INCORPORATED

8880 Rio San Diego Drive, 8th Floor

San Diego, California                     92108

(Address of principal executive offices)  (Zip code)

CONSULTING AGREEMENT FOR DR. JEAN R. FUSELIER SR.

(Full title of plan)

Mark A. Lopez

Unico, Incorporated

8880 Rio San Diego Drive, 8th Floor

San Diego, California  92108

(Name and address of agent for service)

(619) 209-6124

(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]                                                                         Accelerated filer [  ]

Non-accelerated filer   [  ] (Do not check if a smaller reporting company)

Smaller reporting company [ X ]

Copy to:

Robert N. Wilkinson, Esq.

Anderson Call & Wilkinson, P.C.

60 East South Temple, Suite 1200

Salt Lake City, UT 84111

(801) 533-9645

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, ($0.001) par value	3,000,000	$0.005	$15,000.00	$0.60

(1)  Represents 3,000,000 shares of Common Stock to be issued to Dr. Jean R. Fuselier Sr. as compensation for services to be rendered.

(2)  Estimated solely for the purpose of determining the amount of registration fees and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933.

EXPLANATORY NOTE:  On February 5, 2009, Unico, Incorporated (“Unico”) filed a similar registration statement on Form S-8 for the purpose of registering 1,800,000 shares of its common stock to be issued to Dr. Jean R. Fuselier Sr.  At that time, it was believed that 1,800,000 shares would be sufficient to satisfy the requirement in the Consulting Agreement that Unico issue $36,000 value of its common stock to Dr. Fuselier.  Due to a decline in the stock price of Unico before Dr. Fuselier received the shares, it became necessary for Unico to register an additional 3,000,000 shares of its common stock to attempt to satisfy Unico’s obligations to Dr. Fuselier under the Consulting Agreement.  Unico did this by filing a second Form S-8 registration statement on February 20, 2009.  Again, due to a decline in the stock price of Unico before Dr. Fueselier received the shares, it has become necessary for Unico to register an additional 3,000,000 shares of its common stock to attempt to satisfy Unico’s obligations to Dr. Fuselier under the Consulting Agreement.  This registration statement is being filed for the purpose of registering the additional 3,000,000 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to the consultant and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

No Restrictions on Transfer. Upon issuance, the shares will be deemed “earned” pursuant to the terms of Consulting Agreement, the consultant will become the record and beneficial owner of the shares of common stock upon issuance and delivery and is entitled to all of the rights of ownership.

Restrictions on Resales. The consultant is not believed presently to be an “affiliate” of the registrant; however, if the consultant becomes an “affiliate” at any time that he owns securities that are registered hereunder, resale by that person must also be made in compliance with applicable provisions of Rule 144.

The form of written consulting agreement (the “Consulting Agreement”) is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to the consultant and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Upon written or oral request, Unico, Incorporated (“Unico” or the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. Unico will also provide, without charge, upon written or oral request, other documents required to be delivered to eligible plan participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the following address:

Mark A. Lopez

Unico, Incorporated

8880 Rio San Diego Drive, 8th Floor

San Diego, California  92108

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by Unico, Incorporated, an Arizona corporation (the "Company"), are incorporated herein by reference:

(a)

The Company's latest Annual Report on Form 10-K for the year ended February 29, 2008, as filed with the Securities and Exchange Commission on June 3, 2008;

(b)

The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended February 29, 2008;

(c)

The description of the Company's common stock contained in its Form 10 filed with the Commission April 6, 2000 (File No. 000-30239), including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or other report or document that is not deemed filed under such provisions.  For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will furnish to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to by reference.  Requests should be addressed to: Mark A. Lopez, 8880 Rio San Diego Drive, 8th Floor San Diego, California 92108.  Our telephone number is (619) 209-6124.

The public may read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling 1-(800)-SEC-0330.  The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.

Item 4. Description of Securities:

Not Applicable

Item 5. Interests of Named Experts and Counsel:

None

Item 6. Indemnification for Directors and Officers:

The Company's articles of incorporation, as amended, contain the following indemnification provision:  The corporation shall indemnify its officers, directors and stockholders from all liability of any type or sort whatever, as may exist as a direct or indirect result of their status or actions as such officer, director or stockholder, except as may arise due to the gross negligence or willful misconduct of any such person.

The Company maintains insurance on behalf of any person who is a director or officer against certain losses arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed:

Not Applicable

1tem 8. Exhibits:

The exhibits to this registration statement are listed in the index to Exhibits on Page 8.

Item 9. Undertakings:

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

 To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-described provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on March 6, 2009.

Unico, Incorporated By:  /s/ Mark A. Lopez        Mark A. Lopez        President and CEO

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature

Title

Date

/s/ Mark A. Lopez

Chief Executive Officer (Principal

March 6, 2009

Mark A. Lopez

Executive Officer) and Chief

Financial Officer and Principal

Accounting Officer

/s/ C. Wayne Hartle

            Director

March 6, 2009

C. Wayne Hartle

/s/ Kiyoshi Kasai

            Director

March 6, 2009

Kiyoshi Kasai

/s/ Ray C. Brown

Director

March 6 2009

Ray C. Brown

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.
10.1	Consulting Agreement for Dr. Jean R. Fuselier Sr.
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (Included as part of Exhibit 5.1)